EXHIBIT 10.1

2017 Form of RSU Agreement for Employees

Exhibit A

LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN

Restricted Stock Unit Agreement

Date of Grant:________________

Number of Restricted Stock Units Granted:________________

This Award Agreement dated _____________________, is made by and between Layne Christensen Company, a Delaware corporation (the “Company”), and ____________________ ("Participant").

RECITALS:

A.Effective June 8, 2006, the Company's stockholders initially approved the Layne Christensen Company 2006 Equity Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Restricted Stock Units to eligible Service Providers of the Company.

B.The Plan has been amended and restated several times and was most recently restated effective June 6, 2014.

C.Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Restricted Stock Units under the terms and conditions established by the Committee.

D.Any Restricted Stock Units granted under this Award Agreement which become eligible to be settled may be settled in cash or through the issuance of Shares, as determined by the Committee; provided, however, the Committee may elect to settle vested Restricted Stock Units granted under this Award Agreement in Shares only if the Company's shareholders approve a Share reserve increase under the Plan after the Date of Grant of this Award.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

2.Grant of Restricted Stock Units.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Restricted Stock Units identified above opposite the heading "Number of Restricted Stock Units Granted" (the

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"RSUs").  Participant's interest in the Account shall make him or her only a general, unsecured creditor of the Company.  Neither the RSUs nor Participant's rights thereto may be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  Except as otherwise provided herein, the rights of Participant with respect to each unvested RSU shall remain forfeitable at all times prior to the applicable Settlement Date of such portion of the RSU.

3.Settlement of RSUs; Delivery of Shares.
(i)

General.  Except as specifically provided elsewhere under the Plan or this Award Agreement, the restrictions on the RSUs subject to this Award Agreement will lapse and the RSUs shall be settled in accordance with the vesting schedule and vesting conditions set forth below. For purposes of this Award Agreement, the dates set forth below on which an RSU becomes vested and is settled, as determined by the Committee in its sole discretion, either through a payment of cash to Participant as provided in Section 3(ii) or through a delivery of Shares to Participant provided in Section 3(iii) shall each be an RSU's "Settlement Date."  Any payment of cash or delivery of Shares made under Section 3(ii) or 3(iii), respectively, will be made at the time specified below in Section 3(viii).

(ii)

Cash-Settled RSUs.  Except if Section 3(iii) of this Award Agreement becomes operative, each RSU represents Participant's conditional right to receive a cash payment on an RSU's Settlement Date if the applicable vesting requirements or other conditions set forth in this Award Agreement are satisfied.  The amount of any cash payment will be equal to the product of (a) the total number of RSUs vesting on the applicable Settlement Date and (b) the Fair Market Value of a Share on such Settlement Date.

(iii)

Contingent Share-Settled RSUs.  Notwithstanding the foregoing, if (I) the Company's shareholders approve a Share reserve increase under the Plan after the Date of Grant, and (II) the Committee, in its sole discretion, so elects, the RSUs may be settled by delivering to Participant a number of Shares equal to the RSUs then held by Participant which have become vested in accordance with this Section 3 and have not otherwise been settled or forfeited.

(iv)

Applicable Vesting Terms. Except as set forth in Sections 3(v) and (vi) below, the restrictions on the RSUs subject to this Award Agreement will lapse and the RSUs shall be settled in the percentage amounts and on the dates set forth in the table immediately below:

Anniversary of Date of Grant	Percentage of RSUs Vesting
First	33%
Second	67%
Third	100%

(v) Pro-Rata Accelerated Vesting Upon Retirement, Death, Disability or Involuntary Termination without Cause.  If, prior to the third anniversary of the Date of Grant, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated on account of the Participant's death, Disability, Retirement or on account of the Participant's employment with the Company being terminated without Cause (each a "Vesting Event"), then a pro-rata portion of the unvested RSUs shall become vested and be settled and the pro-rata portion not becoming vested shall be forfeited. For purposes of this Agreement, "Retirement" means the Participant's termination from all employment after attaining the age

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of 60 and after having been employed by the Company or one of its Affiliates for five years or more. The applicable pro-rata portion of the unvested RSUs becoming vested shall be the product of the remaining unvested RSUs held by the Participant as of the Vesting Event multiplied by the applicable Vesting Fraction set forth in the table below:

Date of Vesting Event	Applicable Vesting Fraction
Before First Anniversary of Date of Grant	# of days from Date of Grant to Date of Vesting Event / 1,095
Between First and Second Anniversaries of Date of Grant	# of days from the First Anniversary of Date of Grant to Date of Vesting Event / 730
Between Second and Third Anniversaries of Date of Grant	# of days from the Second Anniversary of Date of Grant to Date of Vesting Event / 365

(vi)

Accelerated Vesting Upon Termination Following Change in Control.  If, prior to the third anniversary of the Date of Grant, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated by the Company without Cause within the two year period following a Change in Control, then 100% of any remaining unvested RSUs shall become vested and settled.

(vii)

Timing of Payment or Delivery of Shares.  Any payment of cash or delivery of Shares following a Settlement Date shall be made by the Company to Participant within  the 60-day period following the Settlement Date; provided, however, to the extent that an RSU constitutes "deferred compensation" subject Section 409A and Participant is a "specified employee" under Section 409A (including any Company specified employee identification procedures), then, notwithstanding any other provisions of this Award Agreement and for the avoidance of negative tax consequences to Participant, any issuances of Shares pursuant to this Award Agreement on account of Participant's Retirement shall be delayed until the first day after six months following such Retirement, as required for the avoidance of penalties and/or exercise taxes under Section 409A.

4.Cancellation of RSUs.  Unless otherwise provided in Section 3, or as otherwise provided in the Plan, if, before a Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated, Participant shall thereupon immediately forfeit all unvested RSUs, all such unvested RSUs shall be cancelled and Participant shall have no further rights under this Award Agreement.  For purposes of this Award Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider.

5.Dividends and Voting.  Before an RSU's Settlement Date, for each RSU held by Participant, Participant shall be entitled to receive dividend equivalent credits and payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of or settlement of such RSUs, provided, however, that any such dividend equivalent credits shall be held, without any interest accrual, in escrow by the Company and, be subject to the same rights, restrictions on transfer, and conditions applicable to the underlying RSUs.  In the event of cancellation of any or all of the RSUs, Participant will forfeit all dividend equivalent credits held in escrow and relating to the underlying cancelled RSUs.  Any dividend equivalent credit,

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including credits relating to a stock dividend made to the Company's shareholders, will be paid in Shares to Participant if the underlying RSUs are settled in Shares as provided above in Section 3(iii) above, and if the RSUs are not settled in Shares under Section 3(iii) above, such dividend equivalent credit shall be paid in cash in an amount equal to the fair market value of the Shares that otherwise would have been distributable to Participant had the dividend equivalent credit been made in Shares. Participant will have no voting rights with respect to any of the RSUs.  Any payment relating to accrued dividend equivalent payments will be paid within 60 days of the Settlement Date.

6.Withholding with Stock.  Unless specifically denied by the Committee, Participant may elect to have applicable tax withholding liabilities, or any part thereof, satisfied by electing that the Company withhold from the settlement of Shares otherwise eligible to be issued pursuant to this Award Agreement, Shares having a value equal to applicable withholding liabilities, or portion thereof. The value of Shares to be withheld by the Company shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Committee. Any such elections by Participant to have Shares withheld for this purpose will be subject to the following restrictions:

(a)All elections must be made prior to the Tax Date;

(b)All elections shall be irrevocable; and

(c)If Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act ("Section 16"), Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

7.Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

8.Amendment.  Subject to Section 10, this Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

9.Governing Law.  The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

10.Section 409A Compliance.   It is the intent of the Company that all payments made under this Award Agreement will either be exempt from Section 409A and the Treasury regulations and guidance issued thereunder pursuant to the “short-term deferral” exemption or compliant with Section 409A.  Notwithstanding any provision of the Plan or this Award Agreement to the contrary, (i) this Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Award Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement to reflect the intention that all payments pursuant hereto qualify for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Award Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Award Agreement shall be exempt from or comply with Section

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409A and makes no undertaking to preclude Section 409A from applying to this Award Agreement.

11.Binding Effect.  Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Award Agreement has been executed and delivered by the parties hereto.

The Company:Participant:

Layne Christensen Company

By:

      Name:  Name:

      Title:      Address of Participant:

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